UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 1, 2013

PolyOne Corporation

(Exact Name of Registrant as Specified in Its Charter)

Ohio	1-16091	34-1730488
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PolyOne Center

33587 Walker Road

Avon Lake, Ohio 44012

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (440) 930-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Bradley C. Richardson as CFO

On November 1, 2013, the Board of Directors of PolyOne Corporation (the “Company”) elected Bradley C. Richardson as Executive Vice President and Chief Financial Officer of the Company, effective November 11, 2013.

Mr. Richardson previously served as Executive Vice President and Chief Financial Officer of Diebold, Incorporated, a global ATM and other self-service bank products manufacturer, from November 2009 through November 5, 2013, and as Executive Vice President, Corporate Strategy and Chief Financial Officer at Modine Manufacturing Company, an auto, heavy-duty parts and specialty heating and air conditioning manufacturer, from 2003 to 2009. Prior to joining Modine Manufacturing Company, Mr. Richardson spent more than 20 years with BP Amoco Company, a petroleum and chemical company, in a variety of senior financial and international operational positions. Mr. Richardson is 55 years old.

Mr. Richardson will be entitled to receive the following compensation in connection with his service as Executive Vice President and Chief Financial Officer of the Company:

•	an initial base salary of $520,000 per year;

•	participation in the Company’s Senior Executive Annual Incentive Plan with payment based on the achievement of performance goals established by the Compensation Committee of the Board of Directors;

•	reimbursement for expenses of up to $10,000 per year for financial planning and tax preparation; and

•	participation in the Company’s other standard benefit programs, including the long-term incentive plan.

Mr. Richardson will also receive a grant of 20,000 restricted stock units (“RSUs”). The terms and conditions of the RSUs shall be (i) in all respects in accordance with the provisions of the PolyOne Corporation 2010 Equity and Performance Incentive Plan, as amended, and (ii) in accordance, in all material respects, with the specific terms and conditions approved by the Compensation Committee of the Board of Directors for the grants of RSUs made on February 15, 2013. The Company will enter into its standard award agreement with Mr. Richardson with respect to the RSUs.

In addition, if (i) Mr. Richardson’s employment is terminated by the Company without Cause (as defined in the Company’s Amended and Restated Executive Severance Plan (the “Executive Severance Plan”), which is filed as Exhibit 10.34 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009), (ii) such termination is not following a change in control of the Company entitling Mr. Richardson to benefits under the Continuity Agreement (as defined below), and (iii) Mr. Richardson agrees to standard non-compete and non-solicitation covenants for a period of two years following the date of termination, Mr. Richardson will be entitled to:

•	two years of salary continuation;

•	a pro-rated annual incentive amount as earned for the year in which the termination of employment occurs; and

•	two years of continuation in the Company’s medical and dental plans.

Mr. Richardson will also enter into a Management Continuity Agreement (the “Continuity Agreement”), substantially in the form of the Form of Management Continuity Agreement that was filed as Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, except that the Continuity Agreement will not provide tax gross-up benefits. The Continuity Agreement will provide for a severance payment and other benefits if Mr. Richardson’s employment is terminated by the Company for any reason other than for cause or by Mr. Richardson with good reason within 24 months after a change in control of the Company, as set forth in more detail in the Continuity Agreement. Mr. Richardson will also execute the Company’s standard employee agreement, containing certain confidentiality, non-competition and non-solicitation covenants, and the Company’s standard indemnification agreement for directors and officers and will agree to be bound by the Company’s Code of Conduct and the Company’s Code of Ethics for senior financial officers.

Departure of Richard J. Diemer, Jr. as CFO

On November 5, 2013, the Company and Richard J. Diemer, Jr. agreed that he will step down from his position as Senior Vice President and Chief Financial Officer, effective November 8, 2013. In connection with Mr. Diemer’s departure, he will receive benefits under the Executive Severance Plan, and a pro-rata portion of certain unvested RSUs held by Mr. Diemer will vest upon their normal time schedule. Additionally, in connection with such continued vesting, the Company and Mr. Diemer have entered into a consulting agreement, pursuant to which Mr. Diemer will provide consulting services to the Company following his departure.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PolyOne Corporation

By:	/s/ Lisa K. Kunkle
Lisa K. Kunkle
Vice President, General Counsel and Secretary

Date: November 6, 2013